Exhibit 10.1

AGREEMENT FOR EVENT SPACE HIRE

Rostov-on-Don	April 22, 2015

Gazetny LLC, hereinafter – the Bulvar restaurant, represented by General Director Makarov K.G., acting under the Articles of Registration, hereinafter referred to as the "Contractor", on the one part and Arma Services Inc, represented by Gandin S.A., acting under the Articles of Incorporation, hereinafter referred to as the "Customer", on the other part, have entered into the present Agreement as follows:

1. Subject of Agreement

1.1. The Contractor shall provide the Customer with banquet halls for groups and the Customer’s VIP clients at an address at 27 Gazetny Lane, Rostov-on-Don, Russian Federation.

1.2. The banquet halls to be provided for events of the Customer’s clients.

2. Term and termination

2.1. This Agreement is made for the period from March 20, 2015 to March 20, 2018 and shall enter into force upon its signing by both parties, with the possibility of its further extension or early termination.

3. Parties’ Obligations

3.1. The Contractor shall:

3.1.1. Provide the Banquet Halls upon request of the Customer, subject to availability.

3.2. The Customer shall:

3.2.1. Make timely payments for the Banquet Halls, comply with the terms of this Agreement as to the complete settlements with the Contractor.

3.2.2. Make timely payment for local, long distance and international calls and electricity throughout the term of the lease.

3.2.3. In the case of damage to the premises or property, repair, replace the same with an equivalent or reimburse the damages.

3.2.4 In the case of non-compliance with fire safety rules, operation of electrical, gas and plumbing systems and in the event of any related damage to indemnify the Contractor and/or third party (the neighbours).

3.2.5. Timely notify the Contractor of all defects in the Banquet Halls.

4. Parties’ Rights

4.1. The Contractor shall be entitled to:

4.1.1. Request that the Customer complied with the rules of use of the residential premises.

4.1.2. Request that the Customer timely paid for the Banquet Halls.

4.2. The Customer shall be entitled to:

4.2.1. Sublet and serve guests during their events at Banquet Halls of Bulvar restaurant, located at 27 Gazetny Lane, Rostov-on-Don, Russian Federation.

5. Parties’ Responsibilities

5.1. The Parties shall be responsible for and in compliance with obligations assumed hereunder in accordance with this Agreement and applicable laws of the Russian Federation.

6. Cost of Services

6.1. The fee for the Banquet Hall with basic banquet menu is set at $150 (One hundred fifty US dollars only) per person.

6.2. Throughout the term of this Agreement, the fee can be changed unilaterally subject to the conditions stated herewith.

6.4. The settlements of the outstanding fees must be made by the 30th day of month or on the 30th day of the following month, but only if the Customer’s event took place within seven days prior to the 30th day of that month.

6.5. For any late payment by the Customer, a penalty fee is charged at a rate of 1.5% on the unpaid amount for every seven days of delay, but not more than 1.5% per every seven days of delay on the outstanding sum.

7. Final Conditions.

7.1. This Agreement may be terminated earlier by consent of either parties subject to at least 30 days notice of termination to the other party.

7.2. The disputed which may arise between the parties in the course of performance of this Agreement shall be settled in accordance with the law.

7.3. This Agreement is made in two counterparts, one for the Contractor and the other for the Customer.

Details and Signatures of the Parties

Contractor: Gazetny LLC. 27 Gazetny Lane, Rostov-on-Don, Russian Federation 344002 By: /s/ Makarov K.G.	Customer: Arma Services Inc. 7260 W. Azure Dr Suite 140-928 Las Vegas, Nevada 89130, United States By: /s/ Gandin S.A.